Exhibit 10.31

RESTRICTED SHARES AWARD AGREEMENT

DST SYSTEMS, INC. 2005 EQUITY INCENTIVE PLAN

                                                THIS AGREEMENT, is made and entered into this 22nd day of February, 2008 (the “Grant Date”), by and between DST SYSTEMS, INC. (“Company”) and STEVEN J. TOWLE (“Employee”).

                                                WHEREAS,  the Company maintains the 2005 Equity Incentive Plan, as amended and interpreted from time to time (the “Plan”);

                                                WHEREAS, this grant and agreement are in connection with the Annual Incentive Award Program for DST Output established by the Compensation Committee of the Board of Directors of the Company (“Board”), which is administered by the Compensation Committee or other committee designated by the Board (the “Committee”) or Company officer to which the Committee delegates authority as provided in the Plan;

                                                The parties agree as follows:

1.                                       Grant and Designation of Restricted Shares.  The Committee hereby grants Employee, as of the Grant Date, Eleven Thousand Four Hundred (11,400) shares of Company common stock (“Shares”) restricted as set forth herein.

2.                                       Restrictions and Privileges.

                                                a.                                       Scope of Restrictions.  Prior to the Release Date (as set forth in Paragraph 3(a) hereof), the Shares shall not be transferable (by sale, assignment, disposition, gift, exchange, pledge, hypothecation, or otherwise) other than by will or the laws of descent and distribution or pursuant to Employee’s written beneficiary designation filed with the Company’s Corporate Secretary prior to Employee’s death.  However, notwithstanding the foregoing, Employee may gift the Shares to a spouse, child, step-child, grandchild, parent, sibling, or legal dependent of Employee or to a trust of which the beneficiary or beneficiaries of the corpus and the income shall be either such a person or Employee; provided that, the Shares gifted shall remain subject to the restrictions, obligations and conditions described herein.  Any attempted disposition of the Shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Shares prior to the Release Date, shall be null and void and without effect.

                                                b.                                      Evidence of Restrictions.  The Company’s Corporate Secretary shall determine whether the Shares shall be evidenced by a certificate or held in book entry form with the Company’s transfer agent.  Any certificate for the Shares shall bear such legend evidencing the restrictions as is determined by the Company’s General Counsel, and any book entry account into which the Shares are issued shall be marked as restricted.

                                                c.                                       Privilege of Stock Ownership.   As of the Grant Date, and except as provided in Paragraph 2(a) hereof, Employee shall have all rights of a stockholder with respect to the Shares including the right to vote and receive all dividends or other distributions made or paid with respect to the Shares; provided that (a) prior to the Release Date the Shares and any new, additional or different securities Employee may become entitled to receive with respect to the Shares by virtue of a stock split or stock dividend or any other distribution for the Shares or change in the corporate structure of the Company shall be subject to the restrictions described in Paragraph 2(a) hereof; and (b) all such stockholder rights shall cease upon forfeiture of the Shares under Paragraph 3(d) hereof.

3.                                       Release of Restrictions.

                                                a.                                       Release Date. Subject to the forfeiture provisions in this Agreement including without limitation in Paragraph 3(d), the Shares shall be free and clear of the restrictions set forth in Paragraph 2(a) hereof on the date the Committee, at the first regular Committee meeting in 2009 or, if necessary, in 2010 or 2011 (the applicable date, the “Release Date”), certifies achievement of the “Margin Goal” (as defined in Paragraph 3(b)) for DST Output for the preceding fiscal year; provided, however, that the Shares shall be forfeited as of the first regular Committee meeting in 2011 if the Margin Goal achievement has not been certified.

                                                b.                                      Margin Goal Certification.  At the first regular meeting of the Committee in 2009 (or, if necessary, in 2010 or 2011), the Chief Financial Officer of Company will present the “Operating Margin Percentage” (defined in Paragraph 3(c)) for the preceding fiscal year.  If the results show that the Operating Margin Percentage is equal to or greater than the percentage determined by the Committee on February 22, 2008 (the “Margin Goal”) for any of calendar years 2008, 2009 or 2010, the Shares shall be free and clear of the restrictions set forth in Paragraph 2(a) as of the date of such Committee meeting, subject to the early lapsing and forfeiture provisions outlined below.  Until Committee certification of Margin Goal achievement (or forfeiture of the Shares or early lapsing of restrictions as provided in this Paragraph 3), the Shares shall be restricted as set forth in Paragraph 2(a).

                                                c.                                       Operating Margin Percentage.  The Operating Margin Percentage is the ratio of DST Output’s income from operations to operating revenues.  “Income from operations” is income from operations in accordance with GAAP, subject to the adjustments determined by the Committee on February 22, 2008.

                                                d.                                      Forfeiture.  Prior to the Release Date for the Shares as set forth in Paragraph 3(a), the Shares shall be immediately forfeited to Company without payment by Company of any consideration to Employee if (a) Company determines in its sole discretion that Employee has violated any provision of Paragraph 5 hereof, or (b) except as provided in Paragraphs 3(e) or 3(f) Employee is not continuously employed (as defined in Paragraph 3(j)) by DST Output from the Grant Date through the Release Date.  The Shares shall be immediately forfeited to Company without payment by Company of any consideration to Employee as of the first regular Committee meeting in 2011 if Margin Goal achievement has not been certified.

                                                e.                                       Delay of Forfeiture Upon Resignation for Good Reason.  At the time of any Resignation for Good Reason (as defined in Paragraph 3(h)) following a Change in Control of Company (as defined in Paragraph 6(b)), restrictions are not released.  However, if the Margin Goal is achieved for 2008, 2009 or 2010, then at the time of the certification of goal achievement

(at the first Committee meeting in 2009, 2010 or 2011), restrictions shall lapse on a pro rata number of Shares.  The pro rata number of Shares is determined by dividing the number of shares set forth in Paragraph 1 by the number of months elapsed from the Grant Date to December 31 of the year (2008, 2009, or 2010) for which the Margin Goal was achieved, and then multiplying the quotient by the number of months elapsed from the Grant Date to the date of the Resignation for Good Reason following the Change in Control of Company.  Paragraph 3(g) below further governs the pro rata calculation.  If the Committee has not certified the Margin Goal achievement by the date of the first regular Committee meeting in 2011, then as of such date the Shares shall be immediately forfeited to Company without payment by Company of any consideration to Employee.

                                                f.                                         Disability or Death.  At the date of disability (as defined from time to time by the Committee) or death, restrictions are not released.  However, if the Margin Goal is achieved for 2008, 2009 or 2010, then at the time of the certification of goal achievement (at the first Committee meeting in 2009, 2010 or 2011), restrictions shall lapse on a pro rata number of Shares.  The pro rata number of Shares is determined by dividing the number of shares set forth in Paragraph 1 by the number of months elapsed from the Grant Date to December 31 of the year (2008, 2009, or 2010) for which the Margin Goal was achieved, and then multiplying the quotient by the number of months elapsed from the Grant Date to the date of disability or death.  Paragraph 3(g) below further governs the pro rata calculation.  If the Committee has not certified the Margin Goal achievement by the date of the first regular Committee meeting in 2011, then as of such date the Shares shall be immediately forfeited to Company without payment by Company of any consideration to Employee.

                                                g.                                      Pro Rata Calculation.   The pro rata calculation shall include (a) the calendar month of the Grant Date if such date is prior to the 16th day of such month, (b) the calendar month of the Release Date if such date is subsequent to the 15th day of such month, and (c) the calendar month in which the triggering event occurred if such event occurred subsequent to the 15th day of such month.

                                                h.                                      Resignation for Good Reason. For purposes of this Agreement, Resignation for Good Reason means Employee’s resignation subsequent to a Change in Control on not less than thirty (30) days written notice to the Company Secretary, effective at the end of such notice period, and for any of the following reasons occurring without Employee’s consent:

(a)  a change in the character of Employee’s assigned duties or a reduction in the level of Employee’s work or responsibility;

(b)  a reduction in base salary or incentive bonus as in effect immediately prior to the Change in Control or in effect as a result of an increase subsequent to the Change in Control;

(c)  a failure by Company or its successor either to continue in effect any benefit plans made generally available to Company executives at Employee’s geographic location prior to the Change in Control or to provide other plans under which compensation and benefits are available in which Employee continues to participate on a basis at least equivalent to his participation in the Company plans immediately prior to the Change in Control;

(d)  a failure by Company to timely make to Employee payment of any unfunded amounts due under any Company benefit plan as a result of the Change in Control;

(e)  the relocation of the principle office at which Employee worked immediately prior to the Change in Control to a location outside of the metropolitan area where such office was located but only if relocation requires Employee to be based anywhere other than such metropolitan area (except for required travel on Company business to an extent substantially consistent with Employee’s obligations immediately prior to the Change in Control); or

(f)  any breach of an employment agreement between Company or its successor and Employee.

                                                i.                                          How Released.  Provided Employee has satisfied tax withholding obligations as referenced in Paragraph 4 hereof, Company shall at Employee’s request on or after the Release Date have Company’s transfer agent remove from any certificate evidencing the Shares the legend evidencing the restrictions as referenced in Paragraph 2(b) or instruct the transfer agent to note on the book entry account that such restrictions on the Shares are removed.  Upon death of Employee followed by a proper request for delivery of the Shares and proof of payment of applicable payroll, income or other taxes, the Shares shall be delivered to Employee’s beneficiary named in a written beneficiary designation filed with the Company’s Corporate Secretary or, if there is no such designated beneficiary, to Employee’s executor or administrator or other personal representative acceptable to the Corporate Secretary.  Any request to release the Shares to any person or persons other than Employee shall be accompanied by such documentation as Company may reasonably require, including without limitation, evidence satisfactory to Company of the authority of such person or persons to receive the Shares.

                                                j.                                          Continuity of Employment.  For purposes of this Agreement, employment by DST Output includes employment by: (i) DST Output, LLC or its successor; (ii) any entity in which DST Output, LLC or its successor has a direct or indirect equity interest of at least fifty percent (50%); or (iii) any individual or entity in which DST Output, LLC or its successor directly or indirectly owns stock possessing such minimum percentage of the total combined voting power of all classes of stock or owns such minimum percentage of the capital interests or profit interests as the Committee from time to time determines for purposes of this Paragraph 3(j).  Employee is not deemed to have terminated employment by, and the Shares shall not be forfeited solely as a result of, any change in Employee’s duties or position or Employee’s temporary leave of absence approved by DST Output.  To be continuously employed for purposes of this Agreement, Employee must be regularly and continuously employed by DST Output for more than twenty (20) hours per week and more than five (5) months per year.

4.                                       Taxes.  Company shall pay all original issue and transfer taxes and all other fees and expenses necessarily incurred by Company in connection with the issuance of the Shares and the release of restrictions thereon; provided, however, that such issuance and release are subject to payment on the Grant Date, Release Date or other date as determined by the Company Chief Financial Officer of any required federal, state and local withholding and payroll taxes, which shall be paid by Employee (or his or her guardian, legal representative or successor).  The valuation of the Shares for tax and other purposes shall be as set forth in the rules and determinations of the Committee and in applicable laws and regulations. When and in the manner permitted by the

Committee and unless otherwise prohibited by law, Employee (or his or her guardian, legal representative or successor) may irrevocably elect in writing on a Company designated form to satisfy any income tax withholding obligation in connection with the lapsing of restrictions on the Shares by requesting Company to retain whole Shares which would otherwise have been released from restriction, which Shares shall no longer belong to Employee.  Any such retention, and any use of additional shares of common stock for tax withholding purposes (“Attested Shares”) as allowed by the Committee, shall be governed by Committee rules and determinations.  The Committee may prescribe, among other things, that Attested Shares shall (i) be fully paid and free and clear from all liens and encumbrances and (ii) have been acquired on the open stock market or directly held for a designated time period and not used for certain designated purposes prior to the attestation. If authorized by the Committee, Attested Shares may be subject to contractual restrictions imposed by Company or restrictions under federal or state securities law.  If Shares have been delivered or restrictions released prior to the time a withholding obligation arises, Company shall have the right to require Employee (or his or her guardian, legal representative or successor) to remit to Company amounts sufficient to satisfy all federal, state and local withholding tax requirements at the time such obligation arises and to withhold from other amounts payable by Company to Employee, as necessary.   If, within the deadline imposed by Company, Employee has not selected, if allowed by the Committee, whether to have Shares retained for taxes or to pay cash for the tax or tax withholding, or has failed to pay tax or tax withholding amounts when due, then Company may (a) retain whole Shares which would otherwise have been issued or released, (b) deduct such amounts from payroll or other amounts Company owes or will owe Employee, or (c) effect some combination of Share retention and deduction.

5.                                       Violation of Noncompete, Nonuse and Nondisclosure Provisions.

                                                Employee acknowledges that Employee’s agreement to this Paragraph 5 is a key consideration for the grant of the Shares.    Employee hereby agrees with the Company as follows:

                                                a.                                       Noncompete.  During the period that Employee is employed by Employer (as defined in Paragraph 5(h)), and thereafter during any period for which Employee is receiving, by agreement of Employee and Employer, any separation payment(s) (whether made in lump sum or installments), Employee agrees that, without consent of Employer, Employee will not engage directly or indirectly within any country where Employee was employed by Employer, in any manner or capacity, as advisor, consultant, principal, agent, partner, officer, director, employee or otherwise, in any business or activity which is competitive with any business conducted by the Company, a Company Subsidiary (as defined in Paragraph 5(g)) or Affiliate (as defined in Paragraph 5(g)); provided, however, that the Committee may determine as provided in Paragraph 6(a) hereof that such obligation shall not apply to any period after termination of employment if such termination was on the date of a Change in Control (as defined in Paragraph 6(b) hereof) or within eighteen (18) months subsequent to such date.  Employee further agrees that during the twelve month (12) period subsequent to termination of employment with Employer, Employee will not solicit any employee of Company, a Company Subsidiary or Affiliate to leave such employment to become employed by a competitor of Company, a Company Subsidiary or Affiliate or solicit or contact any person, business or entity which was a customer of Company, a Company Subsidiary or Affiliate at the time of such termination of employment, or any prospective customers of Company, a Company Subsidiary or Affiliate to which Company, a Company Subsidiary or Affiliate has made a proposal to do business within the twelve month (12) period prior to the date of termination of employment, for purposes of selling goods or services of the type sold or rendered by Company, a Company Subsidiary or Affiliate at the time of termination of employment.

                                                b.                                      Ownership of Confidential Information, Works and Inventions.  All Confidential Information, Works and Inventions (each as defined in Paragraph 5(h)) and documents and other materials containing Confidential Information, Works and Inventions are the exclusive property of Employer.  Employee shall make full and prompt disclosure to Employer of all Inventions.  Employee assigns and agrees to assign to Employer all of Employee’s right, title and interest in Inventions.  Employee acknowledges and agrees that all Works are “works made for hire” under the United States copyright laws and that all ownership rights vest exclusively in Employer from the time each Work is created.  Should a court of competent jurisdiction hold that a Work is not a “work made for hire,” Employee agrees to assign and hereby assigns to Employer all of Employee’s right, title and interest in the Work.  In the event any Invention or Work may be construed to be non-assignable, Employee hereby grants to Employer a perpetual, royalty-free, non-exclusive license to make, use, sell, have made, and/or sublicense such non-assignable Invention or Work.  Employee agrees to assist Employer to obtain and vest its title to all Inventions and Works, and any patent or copyright applications or patents or copyrights in any country, by executing all necessary or desirable documents, including applications for patent or copyright and assignments thereof, during and after employment, without charge to Employer, at the request and expense of Employer.

                                                c.                                       Recordkeeping and Return of Confidential Information, Works and Inventions. Employee agrees to maintain regular records of all Inventions and Works developed or written while employed with Employer.  Employee agrees to comply with any procedures disseminated by Employer with respect to such recordkeeping.  Employee agrees to provide such records to Employer periodically and/or upon request by Employer.  Employee agrees to return to Employer all Confidential Information, Works and Inventions in any tangible form, and copies thereof in the custody or possession of Employee, and all originals and copies of analyses, compilations, studies or documents pertaining to any Confidential Information, Works and Inventions, in whatever form or medium, upon a request by Employer, or upon termination of employment.

                                                d.                                      Nonuse and Nondisclosure.  Employee shall not, either during or after Employee’s employment by Employer, disclose any Confidential Information, Works or Inventions to any other person or entity outside of the Employer, or use any Confidential Information, Works or Inventions for any purpose without the prior written approval of an officer of Employer, except to the extent required to discharge Employee’s duties assigned by Employer.

                                                e.                                       Subsequent Employer Notice. During the term of Employee’s employment with Employer, and for a period of one year thereafter, Employee agrees to identify to potential subsequent employer(s), partner(s) or business associate(s) Employee’s obligations under this Agreement prior to committing to a position with the employer(s), partner(s), or business associate(s).  Employee agrees that Employer may, at its discretion, provide a copy of Paragraph 5 of this Agreement to any of Employee’s subsequent employer(s), partner(s), or business associate(s), and may notify any or all of them of Employee’s obligations under this Agreement. For a period of one year after the term of Employee’s employment by Employer, Employee agrees to give written notice to the Human Resources Department of Employer of the identity of any subsequent employer(s), partner(s), or business associate(s) of Employee.

                                                f.                                         Remedies.    Notwithstanding anything to the contrary herein, if Employee violates any provisions of this Paragraph 5, whether prior to, on or after the Release Date, then in addition to all other remedies available to Company, the Shares if the Release Date has not occurred shall be immediately forfeited to Company, or the Shares if the Release Date has occurred shall be immediately transferred by Employee to Company (with Employee taking all steps necessary to effect the transfer); provided, however, that no consideration shall be paid by Company to Employee for the Shares and if Employee no longer owns the Shares or the transfer cannot or does not occur for any reason, Employee shall promptly pay to Company the fair market value of the Shares on the Release Date as such value is determined by Committee rules.  Employee agrees that the provisions of Paragraph 5 hereof are necessary for protection of the business of Company and that violation of such provisions is cause for termination of employment and would cause irreparable injury to Company not adequately remediable in damages.  Employee agrees that any breach of its obligations under Paragraph 5 hereof shall, in addition to any other relief to which Company may be entitled, entitle the Company to temporary, preliminary and final injunctive relief against further breach of such obligations, along with attorneys’ fees and other costs incurred by Company in connection with such action.

                                                g.                                      Definition of Company Subsidiary and Affiliate.  For purposes of this Paragraph 5, a “Company Subsidiary” is any corporation in an unbroken chain of corporations beginning with Company or in an unbroken chain of corporations ending with Company if, on the Grant Date, each corporation other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain or any entity in which Company has a direct or indirect equity interest of at least fifty percent (50%), and an “Affiliate” is any individual or entity that directly or through one or more intermediaries controls or is controlled by or under common control with Company or any entity in which Company directly or indirectly owns stock possessing such minimum percentage of the total combined voting power of all classes of stock or owns such minimum percentage of the capital interests or profit interests as the Committee from time to time determines.

                                                h.                                      Other Paragraph 5 Definitions.   “Employer” means any Company-related entity that has employed Employee, whether it be Company, a Company Subsidiary (as defined in Paragraph 5(g)), or an Affiliate (as defined in Paragraph 5(g) and also for purposes of this Paragraph 5 including any entity in which Company has an direct or indirect equity interest of at least twenty-five percent (25%)).  “Confidential Information” means non-public information about Company, Company Subsidiaries and Affiliates, including without limitation (a) inventions not disclosed to the public by Company, a Company Subsidiary or Affiliate, products, designs, prototypes, data, models, file formats, interface protocols, documentation, formulas, improvements, discoveries, methods, computer hardware, firmware and software, source code, object code, programming sequences, algorithms, flow charts, test results, program formats and other works of authorship relating to or used in the current or prospective business or operations of Company, Company Subsidiaries and Affiliates, all of which is Confidential Information, whether or not patentable or made on Employer premises or during normal working hours; and (b) business strategies, trade secrets, pending contracts, unannounced services and products, financial projections, customer lists, information about real estate Company, a Company Subsidiary or Affiliate is interested in acquiring, and non-public information about others obtained as a consequence of employment by Employer, including without limitation information about customers and their services and products, the account holders or shareholders of customers of Company, Company Subsidiaries and Affiliates, and associates, suppliers or competitors of Company, Company Subsidiaries and Affiliates.  “Inventions” mean all discoveries, improvements, and inventions relating to or used in the current or prospective business or operations of Company, Company Subsidiaries and Affiliates, whether or not patentable, which are created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by Employer, whether or not during normal working hours or on the premises of Employer.  “Works” mean all original works fixed in a tangible medium of expression by Employee or under Employee’s direction or jointly with others during Employee’s employment by Employer, whether or not during normal working hours or on the premises of Employer, and relating to or used in the current or prospective business or operations of Employer.

                                                i.                                          Survival.  Employee’s obligations in this Paragraph 5 shall survive and continue beyond the Release Date, beyond any forfeiture or transfer of the Shares, and beyond any termination or expiration of the Agreement for any reason.

6.                                       Change in Control.

                                                a.                                       Committee Action.  Notwithstanding any provision of this Agreement to the contrary, if Company is contemplating a transaction (whether or not Company is a party to it) or monitoring an event that would cause Company to undergo a Change in Control (as defined in Paragraph 6(b) hereof), the Committee (as constituted before such Change in Control) may determine that the non-compete obligation set forth in Paragraph 5(a) hereof shall not apply to any period after termination of employment if such termination was on the date of a Change in Control or within eighteen (18) months subsequent to such date.

                                                b.                                      Definition of Change in Control.   For purposes of this Agreement a “Change in Control” shall be the same as the definition of such term in the Plan, as amended and interpreted from time to time, as of the date of the event that may cause a Change in Control.

                                                c.                                       Employee Agreements.  Notwithstanding the occurrence of a Change of Control under the applicable definition, a Change in Control shall not occur with respect to Employee if, in advance of such event, Employee agrees with Company in writing that such event shall not constitute a Change in Control.

7.                                       General.

                                                a.                                       No Employment Contract.  Except to the extent the terms of any separate written employment contract between Employee and Company may expressly provide otherwise, Company shall be under no obligation to continue Employee’s employment with Company for any period of specific duration and may terminate such employment at any time.

                                                b.                                      Compliance With Certain Laws and Regulations.  If the Committee determines that the consent or approval of any governmental regulatory body, or that the listing, registration or qualification of the Shares upon any securities exchange or under any law or regulation, is necessary or desirable in connection with the issuing of the Shares or the lapsing of restrictions thereon, Employee shall supply Company with such certificates, representations and information as Company may request and shall otherwise cooperate with Company in obtaining any such listing, registration, qualification, consent or approval.

                                                c.                                       Construction and No Waiver.  Notwithstanding any provision of this Agreement, the issuance of and the release of restrictions on the Shares are subject to the provisions of the Plan.  The failure of Company in any instance to exercise any of its rights granted under this Agreement shall not constitute a waiver of any other rights that may arise under this Agreement.

                                                d.                                      Notices.  Any notice required to be given or delivered to Company under the terms of this Agreement shall be in writing and addressed to Company in care of its Corporate Secretary at its corporate offices, and such notice shall be deemed given only upon actual receipt by Company.  Any notice required to be given or delivered to Employee shall be in writing and addressed to Employee at the address indicated below Employee’s signature line on this Agreement or such other address specified in a written notice given by Employee to Company, and all such notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

                                                e.                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to its principles of conflicts of law.

                                                f.                                         Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements or understandings between the parties relating thereto.

                                                g.                                      Amendments.  This Agreement may be amended in writing executed by both parties.  This Agreement shall also be amended, without prior notice to Employee and without Employee’s consent, (i) automatically in the circumstance set forth in Paragraph 6(b), or (ii) by the Committee in the event the Committee deems it necessary or appropriate to make such amendments for purposes of compliance with the American Jobs Creation Act of 2004 or regulations issued pursuant thereto.

                                                This Agreement will not be deemed to be binding or effective until fully executed by both Employee and an authorized representative of Company as reflected on both signature pages attached hereto.

                                                IN WITNESS WHEREOF, Employee executed this Agreement as of the day and year first above written.

EMPLOYEE
/s/ Steven J. Towle

                                                IN WITNESS WHEREOF, DST Systems, Inc. has caused this Agreement to be executed on its behalf by and through its duly authorized officer as of the day and year first above written.

DST SYSTEMS, INC.
/s/ Randall D. Young
Vice President, Corporate Secretary and General Counsel